CONSENT OF PLANTE & MORAN, LLP


     We consent to the inclusion of our report dated
February 11, 1997 on the divisional financial statements of Fritz Broadcasting, Inc. Toledo Division for the years ended December 29, 1996 and December 31, 1995 in the Registration Statement on Form S-8 filed on July 10, 1998 by Cumulus Media Inc. for the registration of Class A and Class C Common Stock.


/s/  Plante & Moran, LLP

Plante & Moran, LLP
Troy, Michigan
July 10, 1998